UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 2, 2008
Date of report (Date of earliest event reported)
EMS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	000-06072 (Commission File Number)	58-1035424 (I.R.S. Employer Identification No.)
660 Engineering Drive
Norcross, Georgia 30092
(770) 263-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Don T. Scartz, Executive Vice President, Chief Financial Officer and Treasurer, has announced his retirement from those positions effective May 2, 2008. After that date, Mr. Scartz will provide services as Senior Financial Adviser, on a full-time basis through May 2008, and thereafter on a part-time as-needed basis. In that capacity, he will provide assistance to the Chairman of the Board, CEO and CFO services related to the Company’s financial affairs, including its commercial and investment banking relationships, strategic financial initiatives, and potential acquisitions or other strategic transactions. The part-time arrangement contemplates up to 2,000 hours of such services over a two-year period.
As Senior Financial Adviser, Mr. Scartz will continue at his current salary while a full-time employee, and thereafter will be compensated at the rate of $147.50 per hour of services. In the event he is not asked to provide an aggregate of 2,000 hours of services during the two-year period, or if the advisory arrangement is earlier terminated (other than for cause), he will be paid the amount by which $295,000 exceeds the aggregate of the hourly-rate payments he has received. As Senior Financial Adviser, he will be eligible to receive payments under the Executive Incentive Compensation Plan for 2008, with his target payment prorated for his actual base salary and hourly-rate compensation during the year. For 2009, any incentive compensation will be based on the CEO’s and Compensation Committee’s evaluation of his contributions during that year. As Senior Financial Adviser, Mr. Scartz will not participate in other employee benefits except for a 2008 contribution under the Company’s qualified retirement program in accordance with its terms, based on his salary while a full-time employee, and for payment of the additional cost to him of COBRA medical coverage for up to 7 months. The Company’s Compensation Committee has also modified the vesting of options for two tranches of 1,875 shares each, granted February 13, 2008, such that these options will become exercisable on his last day of employment if that date is earlier than the scheduled vesting dates of February 2009 and 2010, subject to satisfactory performance of his duties as Senior Financial Adviser. All other options will become exercisable, or expire upon termination of employment, in accordance with their original terms.
The Company has appointed Gary B. Shell, age 53 and formerly its Vice President, Finance (since 2007), as Mr. Scartz’s successor, effective May 2, 2008, with the title of Senior Vice President, Chief Financial Officer and Treasurer. Mr. Shell is a long-term Company employee. His responsibilities have included those of the Company’s principal accounting officer (since May 2005), and his positions have included Vice President, Corporate Finance (2004-2007), and Director, Corporate Finance (1998-2004).
In connection with his appointment as Chief Financial Officer, Mr. Shell’s annual salary has been increased from $200,000 to $240,000, and he has been granted 3,000 shares of the Company’s common stock subject, as to 1,000 shares, to six months of continued service, and as to the balance to vesting at the rate of 500 shares per year over four years of service. For 2008, Mr. Shell’s target payment under the Executive Incentive Compensation Plan has been increased from 40% to 45% of the salary actually paid to him during the year; the performance targets for his EICP award will be weighted 50% based on the Company achieving $22,642,000 in consolidated operating income, and 50% on the achievement of $1.30 in earnings per share, subject to decrease by up to 10% based on the CEO’s evaluation of his individual performance during the year, including performance against individual performance goals set by the CEO.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.
Date: May 7, 2008	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer